EXHIBIT 99




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        Pure Harvest Cannabis Group Acquires Key Location for Its Initial
                        Colorado Recreational Dispensary

Santa  Monica,  CA, May 13, 2019 --- Pure Harvest  Cannabis  Group,  Inc.  (OTC:
PCKKD), soon to be trading under ticker (PHCG), a development stage vertically integrated cannabis company based in Santa Monica, California, is pleased to announce that it has closed an agreement to acquire a facility intended for a new retail dispensary in its core Colorado market.

The facility is advantageously located on the I-70 corridor, the most heavily trafficked route from Denver to Colorado's world class outdoor recreational activities. The Dumont, Colorado site has excellent signage, easy on-and-off ramp access from I-70, and will support high traffic throughout the year.

"This is an important development in Pure Harvest's planned multi-state expansion," stated David Lamadrid, Chief Executive Officer, Pure Harvest Cannabis Group. "We are excited to have secured this prime location, which we plan to use for our initial retail sales site in Colorado. Additionally, we are pleased to be working with an experienced real estate investment group on this deal that also has potential to partner with us on future sites."

Mr. Lamadrid added, "There are a number of positive initiatives working through the state government that, if passed, will further expand Colorado's position as a cannabis leader in the U.S. Longer term, we have an opportunity to construct a flagship Pure Harvest superstore at this location and expand our commitment to the region."

About Pure Harvest Cannabis Group

The Pure Harvest Cannabis Group is a development stage science-based medical cannabis company with a commitment to the highest quality products, ethical growing standards, environmental awareness, and corporate integrity. Pure Harvest intends to develop into a large scale vertically integrated producer and distributor in large, established, and growing markets.

Pure Harvest is focused on developing precision dosed cannabinoid health and wellness consumer products. The Company's goals include establishing Pure Harvest Cannabis as an iconic consumer product brand offering a wide variety of cannabis/CBD products that can be sold in multiple international markets that have legalized cannabis and hemp-derived products.

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Pure  Harvest has  recently  merged  with The Pocket  Shot  Company and plans to transition into a vertically integrated multi-state operator (MSO) and purveyor of the finest quality cannabis and hemp derived products for active life styles, and to support patient health and well-being.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Future events and results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

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